Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

by and among

LESLIE’S POOLMART, INC.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

Dated as of November 12, 2010

7  3/4% SENIOR NOTES DUE 2013

(Supplemental to the Indenture dated as of January 25, 2005)

LESLIE’S POOLMART, INC.

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of November 12, 2010 (this “Supplemental Indenture”), is entered into between Leslie’s Poolmart, Inc., a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

WITNESSETH:

WHEREAS, this Supplemental Indenture supplements the Indenture dated as of January 25, 2005 (the “Original Indenture” and, together with this Supplemental Indenture, the “Indenture”) between the Company and the Trustee;

WHEREAS, the Company’s 7 3/4% Senior Notes due 2013 in the original aggregate principal amount of $170,000,000 were issued pursuant to the Original Indenture (the “Notes”);

WHEREAS, the Company has commenced a tender offer (the “Tender Offer”) to holders of the Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated October 27, 2010, as amended and supplemented from time to time;

WHEREAS, in connection with the Tender Offer, the Company has solicited from the holders of the Notes consents (the “Consent Solicitation”) to the adoption of certain proposed amendments set forth in Section 1.01 hereof (the “Proposed Amendments”) to the Original Indenture;

WHEREAS, certain terms, including the Proposed Amendments, of the Original Indenture and the Notes may be amended with the consent of holders of a majority in aggregate principal amount of the Notes (the “Requisite Consents”);

WHEREAS, the Company has obtained the Requisite Consents to the Proposed Amendments pursuant to the Consent Solicitation;

WHEREAS, the Company desires to supplement and amend the Original Indenture to effect the Proposed Amendments;

WHEREAS, upon the execution and delivery of this Supplemental Indenture, this Supplemental Indenture shall become effective, but the Proposed Amendments will not become operative until all conditions to the Tender Offer set forth in the Consent Solicitation are satisfied or waived by the Company and all validly tendered Notes are accepted by the Company for purchase pursuant to the Tender Offer; and

WHEREAS, the Company hereby certifies that all covenants and conditions precedent, if any, provided for in the Original Indenture relating to the execution, delivery and performance of this Supplemental Indenture have been complied with, and all things necessary to make this Supplemental Indenture a valid, legally binding agreement of the Company and the Trustee, in accordance with its terms, and a valid, legally binding amendment of, and supplement to, the Original Indenture have been done.

NOW, THEREFORE, the parties hereto agree, as follows:

ARTICLE 1.

AMENDMENTS TO INDENTURE

Section 1.01 Amendments. Subject to this Section 1.01 becoming operative as described in Section 2.01, the terms of the Original Indenture are hereby amended, supplemented, modified or deleted as follows.

(a)	The following sections of the Original Indenture and any corresponding provisions in the Notes are hereby deleted in their entirety and replaced with “[Intentionally Omitted.]”:

•	Section 4.03 (Limitation on Restricted Payments),

•	Section 4.04 (Limitation on Incurrence of Additional Indebtedness),

•	Section 4.06 (Payment of Taxes and Other Claims),

•	Section 4.07 (Maintenance of Properties and Insurance),

•	Section 4.09 (Compliance with Laws),

•	Section 4.10 (Commission Reports),

•	Section 4.11 (Waiver of Stay; Extension of Usury Laws),

•	Section 4.12 (Limitation on Transactions with Affiliates),

•	Section 4.13 (Conduct of Business),

•	Section 4.14 (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries),

•	Section 4.15 (Limitation on Liens),

•	Section 4.18 (Limitation on Preferred Stock of Subsidiaries),

•	Section 4.19 (Limitation on Guarantees),

•	Section 4.20 (Payments for Consent),

•	Section 5.01 (Merger, Consolidation and Sale of Assets),

•	Section 5.02 (Successor Corporation Substituted), and

•	Sections 6.01(c), 6.01(d), 6.01(e), 6.1(f) and 6.1(g) (Events of Default).

(b)	The defined terms in the Original Indenture are deleted when references to the defined terms would be eliminated as a result of the foregoing clause (a).

Section 1.02 Release of Obligations Under Certain Covenants. Subject to this Section 1.02 becoming operative as described in Section 2.01, the Company may omit to comply with, and shall have no liability in respect of, any term, condition or limitation deleted pursuant to the Sections listed in Section 1.01 hereof, whether directly or indirectly, by reason of any reference in the Original Indenture or other documents to any such Section or by reason of any reference in any such Section to any other provision in the Original Indenture or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 of the Indenture.

ARTICLE 2.

MISCELLANEOUS PROVISIONS

Section 2.01 Effective Date of the Supplemental Indenture. This Supplemental Indenture shall be effective as of the date first written above; provided, that, the provisions of Article 1 of this Supplemental Indenture will become operative upon (and only upon) all conditions to the Tender Offer set forth in the Consent Solicitation being satisfied or waived by the Company and acceptance for purchase by the Company of at least a majority in aggregate principal amount of the Notes.

Section 2.02 Governing Law. The laws of the State of New York shall govern this Supplemental Indenture and the Notes.

Section 2.03 No Adverse Interpretation of Other Agreements. This Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

Section 2.04 No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or this Supplemental Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

Section 2.05 Successors and Assigns. All covenants and agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successors and assigns.

Section 2.06 Duplicate Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.07 Severability. In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or the Notes.

Section 2.08 Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:

If to the Company:

3925 E. Broadway Rd., Suite #100

Phoenix, Arizona 85040

Attn: Corporate Secretary

Section 2.09 Amendment and Modification. This Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Indenture and by written agreement of each of the parties hereto.

Section 2.10 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Notes or for or in respect of the recitals contained herein or therein, all of which recitals are made solely by the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

LESLIE’S POOLMART, INC.

By:	/s/ Steven L. Ortega
	Name:	Steven L. Ortega
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to First Supplemental Indenture

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Alex Briffett
	Name:	John A. (Alex) Briffett
	Title:	Authorized Signatory

Signature Page to First Supplemental Indenture